Exhibit 99.1

Pacific Trust Bank and The Private Bank of California Complete Merger and Change Name to Banc of California, National Association

Irvine, Calif. (October 15, 2013) Banc of California, Inc. (NASDAQ: “BANC”) announced the completion of the merger of the Company’s two banking subsidiaries, Pacific Trust Bank and The Private Bank of California, into a single bank named Banc of California, National Association (“Banc of California”). Banc of California will operate under a national bank charter issued by the Office of the Comptroller of the Currency.

Steven Sugarman, the Company’s Chief Executive Officer, stated “I am very proud of our team, their hard work and their accomplishments, including the consolidation of our banking operations, the merger of our back-office systems onto a common platform, and the rebranding of our bank to Banc of California. These major accomplishments, following the sale of our legacy thrift branches to AmericanWest Bank earlier this month, mark a new day for our organization. We are now very well positioned to continue improving our operating efficiencies as we head into 2014. Our new name and new brand positions us well to meet the sophisticated banking needs of California’s most successful entrepreneurs, executives and business owners, as well as their families and employees.”

The Company also announced the launch of its new website at www.bancofcal.com and the launch of the Banc of California Foundation. The Banc of California Foundation will seek to support the Company’s charitable activities targeting the diverse communities served by Banc of California.

About Banc of California, Inc.
Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, N.A., has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.4 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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